Exhibit 99.4

FORM OF LETTER TO CLIENTS

ROYAL HAWAIIAN ORCHARDS, L.P.

Up to 11,100,000 Depositary Units Representing Class A Units
Issuable upon the Exercise of Non-Transferable Subscription Rights at $____ per Depositary Unit

__________ __, 2017

To Our Clients:

Royal Hawaiian Orchards, L.P. (the “Partnership”) has distributed, at no charge, to holders of its Depositary Units (the “Depositary Units”) representing Class A units of limited partnership interests of record at 5:00 p.m., Eastern time, on February 28, 2017 (the “Record Date”) non-transferable subscription rights (“Rights”) to purchase Depositary Units in a rights offering (“Rights Offering”) by the Partnership. The Rights Offering is described in the enclosed prospectus dated __________ __, 2017 (the “Prospectus”).

The Partnership is offering up to 11,100,000 Depositary Units at a cash price of $___ per whole Depositary Unit. For each Depositary Unit beneficially owned by you as of the Record Date, as set forth on the Beneficial Owner Election Form, you will receive one Right to purchase one Depositary Unit under what is referred to as your “Basic Subscription Right.” In addition, if you exercise your Basic Subscription Right in full, you will be eligible to purchase any Depositary Units that are not purchased by other Rights Holders under what is referred to as your “Over-Subscription Privilege.” Exercise of your Over-Subscription Privilege is subject to limitation and allocation as further described in the Prospectus. Please note that no subscription rights will be distributed for any fractional Depositary Units owned on the Record Date.

The Rights Offering will expire at 5:00 p.m., Eastern time, on __________ __, 2017 (the “Expiration Date”). Your right to purchase Depositary Units in the Rights Offering will expire if not exercised by such time. As record holder, we must submit the exercise form for your Rights, so you need to provide us with instructions as promptly as possible so we can exercise your Rights prior to the Expiration Date. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

MANAGEMENT’S LETTER TO DEPOSITARY UNIT HOLDERS, THE BENEFICIAL OWNER ELECTION FORM AND THE OTHER MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF DEPOSITARY UNITS HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request your instructions as to whether you wish us to elect to subscribe for any Depositary Units to which you are entitled pursuant to the terms of the Rights Offering, as well as any additional Depositary Units you may wish to purchase pursuant to the Over-Subscription Right. We urge you to read the Prospectus carefully before instructing us with respect to whether you wish to exercise your Rights.

If you wish to direct us to exercise your Rights for any Depositary Units, please so instruct us by completing, executing and returning to us, and not the Partnership, the enclosed Beneficial Owner Election Form, along with payment of the exercise price. Your Beneficial Owner Election Form should be forwarded to us as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering prior to the Expiration Date. Once we have exercised your Rights, such exercise may not be revoked. If we do not receive complete written instructions, we will not exercise your rights, and your rights will expire without value.

For additional copies of the enclosed materials and any questions or requests for assistance concerning the Rights Offering, please contact the information agent, D.F. King & Co., Inc., at (866) 356-7813. You may also contact us directly.

Very truly yours,